Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333- 253836 and 333-253149 ) and on Form S-8 (333-259130 ) of our report dated March 6, 2023, relating to the consolidated financial statements of Singularity Future Technology Ltd. (formerly known as “Sino-Global Shipping America , Ltd.”) and its subsidiaries (collectively , the “Company “) for the years ended June 30, 2022 and 2021, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2022. Our report contains an explanatory paragraph on correction of a misstatement.

We also consent to the reference to us under the heading “Experts” in the Registration Statements.

/s/ Audit Alliance LLP

Singapore

March 6, 2023